EXHIBIT 4.47

Supplementary Agreement of Domain Name and Trademark License Agreement

This supplementary agreement of the Domain Name and Trademark License Agreement (hereinafter referred to as the “Supplementary Agreement”) is concluded and signed on October 14, 2014 by the following parties:

Licensor: Shanda Computer (Shanghai) Co. Ltd., is a company established and exists in accordance with laws of the People’s Republic of China, with its registered domicile being Room 712-A, No. 625, Zhangjiang Road, Shanghai, China.

Licensee: Shengqu Information Technology (Shanghai) Co., Ltd., is a company established and exists in accordance with laws of the People’s Republic of China, with its registered domicile being Building 1, No. 690, Bibo Road, Pudong New Area, Shanghai, China.

In this Supplementary Agreement, the licensor or licensee is respectively called the “Party”, and collectively called the “Parties”.

Whereas:

(1)     The parties signed on July 1, 2008 the Domain Name and Trademark License Agreement (hereinafter referred to as the “License Agreement”). In accordance with the License Agreement, the licensor permits the licensee to use the designated domain name and trademarks of the Licensor.

(2)     The parties have the intention of amending the License Agreement, and have basically reached consistent intent.

Therefore, on the principle of mutual benefit, and through friendly consultation, and in accordance with Article 10.1 of the License Agreement, the parties hereby reach the Supplementary Agreement as follows:

1.	The parties confirm that the Licensor agree to terminate any and all trademark licenses (i.e. the trademarks listed in the Appendix 2 of the License Agreement, hereinafter referred to as “trademark”) on the effective day of the Supplementary Agreement, and the parties shall no longer further enjoy the rights or bear obligations or responsibilities with regard to the license and use of trademark in accordance with the License Agreement. The relevant matters after the effectiveness termination shall be consulted by the parties for settlement.

2.	The parties confirm from the establishment of the Supplementary Agreement to the effective day, the licensee shall have the right to continue to use the trademark in accordance with the License Agreement.

1

3.	The parties confirm and agree, the parties shall notify, in writing, within one month after the Supplementary Agreement comes into force, trademark bureau and the district and county-level industrial and commercial administration organs of places where they are respectively located, the termination on the license of trademarks.

4.	Except for the articles supplemented and amended by this Supplementary Agreement, the rest of the original License Agreement shall continue to keep effective fully.

5.	The Supplementary Agreement includes each obligation and understanding among the parties on the subject matter of the Supplementary Agreement, integrating all consultations, talks and agreements (if there is any) among the parties before, and except as expressly stipulated or mentioned in the Supplementary Agreement, any party shall not be bound by any other statement, guarantee, covenant or other understanding.

6.	If any one or more stipulations included in the Supplementary Agreement are declared to be invalid, law-violating or unenforceable in accordance with stipulation of laws or policy, other articles of the Supplementary Agreement shall continue to keep completely effective.

7.	Except otherwise stipulated by the Supplementary Agreement, without clear written consent by other parties, any party shall not transfer to any other person any of its rights and obligations under the Supplementary Agreement.

8.	This Supplementary Agreement can be signed in two or more copies, and each copy shall be deemed as an original, and all copies together form the formal document.

9.	The Supplementary Agreement shall be established upon signature by the parties, and shall come into force on December 31, 2014, except if otherwise agreed in writing between the two parties. The Supplementary Agreement shall be an integral part of the License Agreement.

10.	Where the License Agreement is inconsistent with Supplementary Agreement, the Supplementary Agreement shall prevail.

11.	Any further change of the License Agreement and the Supplementary Agreement shall all be made in writing and shall have binding force on the parties only upon company seals by the parties.

12.	All disputes among the parties arising out of the agreement or relating to the agreement shall be settled through friendly negotiation by the parties. If such settlement cannot be reached through friendly negotiations by the parties, any party can submit the case to an arbitration commission.

[The remainder of this page is intentionally left blank; please find the signature page herewith attached]

2

[Signature Page]

Licensor: Shanda Computer (Shanghai) Co. Ltd

/s/ (stamp)

Licensee: Shengqu Information Technology (Shanghai) Co., Ltd.

/s/ (stamp)

3